Exhibit 5.1

DINUR & ASSOCIATES, P.C. ATTORNEYS AND COUNSELORS	One Lakeside Commons 990 Hammond Drive, Suite 760 Atlanta, Georgia 30328 PHONE: (770) 395-3170 FACSIMILE: (770) 395-3171 E-MAIL: DDD@dinurlaw.com

March 24, 2006

The Board of Directors
Analytical Surveys, Inc.
9725 Dataport Drive, Suite 300B
San Antonio, Texas 78229

Ladies and Gentlemen:

This letter is in reference to the Registration Statement on Form S-3, file number 333-11609 (the “Registration Statement”), filed by Analytical Surveys, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 24, 2006, for the registration for resale under the Securities Act of 1933, as amended (the “Act”), of up to 1,649,545 shares of the Company’s common stock, no par value per share (“Common Stock”)(the “Offering”).  Among such shares:

•                  598,425 shares are issuable upon the conversion of 760,000 shares of the Company’s Series A Convertible Preferred Stock (the “Conversion Shares);

•                  763,780 shares are issuable upon the exercise by their holders of Class A and Class B Warrants (the “Warrants”); and

•                  Up to 73,308 shares are issuable upon election of the holders of the Series A Convertible Preferred Stock to receive dividends (the “Dividend Shares”).

We have examined such corporate proceedings, records and documents, and consulted with legal counsel who is a member of the Colorado Bar, as we considered necessary for purposes of this opinion.

The opinion expressed herein is limited in all respects to the application of the law of the State of Colorado.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the shares of Common Stock, when issued — including (i) in case of the Conversion Shares, through proper conversion of the shares of Series A Convertible Preferred Stock, (ii) in case of the Warrant Shares, through the exercise of the Class A Warrants or the Class B Warrants, as the case may be, and (iii) in case of the Dividend Shares, through the election to receive dividends in kind — will be validly issued, fully paid and non-assessable under the laws of the State of Colorado.

Our opinion is expressed as of the date that the shares of Common Stock are issued pursuant to the Offering as aforesaid, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.

Respectfully submitted,